     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1997

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                            CRESCENT OPERATING, INC.
               (Exact name of registrant as specified in charter)

                   DELAWARE                                      75-2701931
       (State or other jurisdiction of              (I.R.S. Employer Identification No.)
        incorporation or organization)

                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102
                                 (817) 877-0477
         (Address, including zip code, of Principal Executive Offices)
                             ---------------------

               1997 CRESCENT OPERATING, INC. STOCK INCENTIVE PLAN
                            (Full title of the Plan)
                             ---------------------

                            GERALD W. HADDOCK, ESQ.
                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102
           (Name, address, including zip code, of agent for service)

                                 (817) 877-0477
         (Telephone number, including area code, of agent for service)

                                   Copies to:

            ELLEN A. FREDEL, ESQ.                           DAVID M. DEAN, ESQ.
      SHAW, PITTMAN, POTTS & TROWBRIDGE                   CRESCENT OPERATING, INC.
             2300 N STREET, N.W.                        777 MAIN STREET, SUITE 2100
            WASHINGTON, D.C. 20037                        FORT WORTH, TEXAS 76102

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                            PROPOSED MAXIMUM       PROPOSED MAXIMUM
                                      AMOUNT OF SHARES     AGGREGATE OFFERING     AGGREGATE OFFERING        AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED  TO BE REGISTERED      PRICE PER SHARE             PRICE           REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock........................    1,000,000(1)            $0.99(2)               $990,000               $300
==================================================================================================================

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1997 Crescent Operating, Inc. Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated solely for the purpose of computing the registration fee. Pursuant to Rule 457(h), the calculation of the registration fee is based on the exercise price of options granted under the Plan and the book value of the Common Stock computed as of June 12, 1997.
================================================================================

                                    >PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are incorporated herein by reference:

         (a) The Registration Statement on Form S-1, including the prospectus contained therein, as filed by Crescent Operating, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on May 1, 1997, together with all amendments to such Registration Statement (No. 333-25223).

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     The holders of the Company's common stock, par value $0.01 per share (the "Common Stock"), will be entitled to one vote for each share on all matters voted on by stockholders, including election of directors, and, except as otherwise required by law or provided in any resolution adopted by the Company's Board of Directors (the "Board") with respect to any series of preferred stock, the holders of such shares will possess all voting power. The Amended and Restated Certificate of Incorporation (the "Charter") of the Company does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the Board from time to time, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders.

     Various provisions of the Company's Charter and Bylaws may have the effect of delaying, deferring or preventing a change in control of the Company or would operate only with respect to an extraordinary corporate transaction involving the Company.

STAGGERED BOARD OF DIRECTORS

     The Charter and the Bylaws provide that the Board will be divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered three-year terms. The classification of the Board will have the effect of making it more difficult for stockholders to change the composition of the Board, because only a minority of the directors are up for election, and the Board may not be replaced by vote of the stockholders, at any one time. The Company believes, however, that the longer terms associated with the classified Board will help to ensure continuity and stability of the Company's management and policies.

     The classification provisions also could have the effect of discouraging a third party from accumulating a large block of Common Stock or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and some, or a majority, of its stockholders. Accordingly, under certain circumstances stockholders could be deprived of opportunities to sell their shares of Common Stock at a higher price than might otherwise be available.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     The Charter provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances ("Preferred Holders' Rights"), the number of directors will be fixed by the Bylaws. The Bylaws provide that, subject to any Preferred Holders' Rights, the number of directors will be fixed by the Board, but must not be more than 25 nor less than three. In addition, the Bylaws provide that, subject to any Preferred Holders' Rights, and unless the Board otherwise determines, any vacancies (other than vacancies created by an increase in the total number of directors) will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, and any vacancies created by an increase in the total number of directors may be filled by a majority of the entire Board. Accordingly, the Board could temporarily prevent any stockholder from enlarging the Board and then filling the new directorship with such stockholder's own nominees.

     The Charter and the Bylaws provide that, subject to any Preferred Holders' Rights, directors may be removed only for cause upon the affirmative vote of holders of at least 80% of the entire voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     The Charter and Bylaws provide that any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any preferred stock, special meetings of stockholders of the Company for any purpose or purposes may be called only by the Chairman, Vice Chairman, President or the Board pursuant to a resolution stating the purpose or purposes thereof, and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman, Vice Chairman, President or the Board.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

     The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for directors or bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

     The Stockholder Notice Procedure provides that (i) only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company and (ii) at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of the Chairman or the Board or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. In general, for notice of stockholders nominations or proposed business to be conducted at an annual meeting to be timely, such notice must be received by the Company not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.

     The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board, to inform stockholders and make recommendations about such nominees or business, as well as to ensure an orderly procedure for conducting meetings of stockholders. Although the Bylaws do not give the Board power to block stockholder nominations for the election of directors or proposal for action, they may have the effect of discouraging a stockholder from proposing nominees or business, precluding a contest for the election of directors or the consideration of stockholder proposals if procedural requirements are not met, and deterring third parties from soliciting proxies for a non-management slate of directors or proposal, without regard to the merits of such slate or proposal.

RELEVANT FACTORS TO BE CONSIDERED BY THE BOARD

     The Charter, which provides that one of the purposes of the Company is to perform an agreement with Crescent Real Estate Equities Limited Partnership (the "Intercompany Agreement"), also provides that, in determining what is in the best interest of the Company in evaluating a "business combination," "change in control" or other transaction, a director of the Company shall consider all of the relevant factors, which may include (i) the immediate and long-term effects of the transaction on the Company's stockholders, including stockholders, if any, who do not participate in the transaction; (ii) the social and economic effects of the transaction on the Company's employees, suppliers, creditors and customers and others dealing with the Company and on the communities in which the Company operates and is located; (iii) whether the transaction is acceptable, based on the historical and current operating results and financial condition of the Company; (iv) whether a more favorable price would be obtained for the Company's stock or other securities in the future; (v) the reputation and business practices of the other party or parties to the proposed transaction, including its or their management and affiliates, as they would affect employees of the Company; (vi) the future value of the Company's securities; (vii) any legal or regulatory issues raised by the transactions;
(viii) the effect on the Intercompany Agreement; and (ix) the business and financial condition and earnings prospects of the other party or parties to the proposed transactions including, without limitation, debt service and other existing financial obligations, financial obligations to be incurred in connection with the transaction and other foreseeable financial obligations of such other party or parties. Pursuant to this provision, the Board may consider subjective factors affecting a proposal, including certain nonfinancial matters, and on the basis of these considerations, may oppose a business combination or other transaction which, evaluated only in terms of its financial merits, might be attractive to some, or a majority, of the Company's stockholders.

AMENDMENT

     The Charter provides that the affirmative vote of the holders of at least 80% of the stock entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, is required to amend provisions of the Charter relating to stockholder action without a meeting; the calling of special meetings; the number, election and term of the Company's directors; the filling of vacancies; and the removal of directors. The Charter further provides that the related Bylaws described above (including the Stockholder Notice Procedure) may be amended only the Board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class. In all cases, amendments to the Charter require that the Board determine that the proposed amendment is advisable.

RIGHTS PLAN

     The Company adopted a Preferred Share Purchase Rights Plan (the "Rights Plan") on June 11, 1997. Pursuant to the Rights Plan, the Board will cause to be issued one Right for each share of the Company's Common Stock outstanding on the Distribution Effective Date (as such term is used in the Rights Plan). Each Right will entitle the registered holder to purchase from the Company one-hundredth of a share of Series A Junior Preferred Stock, par value $.01 per share, of the Company at a price of $5 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights will be set forth in a Rights Agreement (the "Rights Agreement"), between the Company and the designated Rights Agent (the "Rights Agent"). The description set forth below is intended as a summary only and is qualified in its entirety by reference to the form of the Rights Agreement filed as an exhibit to this Registration Statement.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 10% or more of the outstanding shares of the Company's Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of such outstanding shares of the Company's Common Stock (the earlier of such dates being called the "Rights

Distribution Date"), the Rights will be evidenced by the certificates representing the Company's Common Stock.

     The Rights Agreement will provide that, until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Company's Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Company's Common Stock certificates will contain a notation incorporating the Rights Agreement by reference. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Company's Common Stock as of the close of business on the Rights Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights will not be exercisable until the Rights Distribution Date. The Rights will expire on the 10th anniversary of the Distribution Effective Date (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as summarized below.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of the Company's Common Stock having a market value of two times the exercise price of the Right. In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the Company's outstanding Common Stock and prior to the acquisition by such person or group of 50% or more of the Company's outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of the Company's Common Stock, or one-hundredth of a share of Series A Junior Preferred Stock (or of a share of a class or series of the Preferred Stock having equivalent rights, preference and privileges) per Right (subject to adjustment).

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the Company's outstanding Common Stock, the Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the Board, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the holders of the Rights then will be eligible to receive only the Redemption Price.

     The terms of the Rights may be amended by the Board without the consent of the holders of the Rights; provided, however, that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The number of outstanding Rights and the number of one-hundredths of a share of Series A Junior Preferred Stock issuable upon exercise of each Right also will be subject to adjustment in the event of a split of the Company's Common Stock, or a stock dividend on the Company's Common Stock payable in the Company's Common Stock or subdivisions, consolidations or combinations of the Company's Common Stock occurring, in any such case, prior to the Rights Distribution Date.

     The Purchase Price payable, and the number of shares of Series A Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Series A Junior Preferred Stock, (ii) upon the grant to holders of shares of Series A Junior Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series A Junior Preferred Stock at a price, or securities convertible into shares of Series A Junior Preferred Stock with a conversion price, less than the then-current market price of shares of Series A Junior Preferred Stock or (iii) upon the distribution to holders of shares of Series A Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Series A Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in such Purchase Price. No fractional shares of Series A Junior Preferred Stock will be issued (other than fractions which are integral multiples of one-hundredth of a share of Series A Junior Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of shares of Series A Junior Preferred Stock on the last trading day prior to the date of exercise.

     Shares of Series A Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of the Company's Common Stock. In the event of liquidation, the holders of shares of Series A Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of the Company's Common Stock. Each share of Series A Junior Preferred Stock will have 100 votes voting together with the Company's Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of the Company's Common Stock are exchanged, each share of Series A Junior Preferred Stock will be entitled to receive 100 times the amount received per share of the Company's Common Stock. These rights are protected by customary anti-dilution provisions.

     Due to the nature of the shares of Series A Junior Preferred Stock's dividend, liquidation and voting rights, the value of the one-hundredth interest in a share of Series A Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of the Company's Common Stock.

     The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group of persons that attempts to acquire the Company on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board prior to the time that a person or group has acquired beneficial ownership of 10% or more of the Company's Common Stock since the Rights may be redeemed by the Company at the Redemption Price until such time.

     The Rights Plan contains certain provisions to exclude Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent REIT"), and its affiliates from the operative provisions thereof.

DELAWARE BUSINESS COMBINATION STATUTE

     Section 203 of the Delaware General Corporation Law (the "DGCL") provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in Section 203, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (y) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The Company has not elected to be exempt from the restrictions imposed under Section 203. However, the Charter excludes Crescent REIT and its affiliates from the definition of "interested stockholder" pursuant to the terms of Section 203. The provisions of
Section 203 may encourage persons interested in acquiring the Company to negotiate in advance with the Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested shareholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which the Company's stockholders may otherwise deem to be in their best interests.

CONTROL SHARE ACQUISITION

     The Charter provides that the holder of "control shares" of the Company acquired in a control share acquisition have no voting rights with respect to such control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders, excluding shares owned by the acquirer, officers of the Company and employees of the Company who are also directors. "Control shares" are shares which, if aggregated with all other shares previously acquired which the person is entitled to vote, would entitle the acquirer to vote (i) 20% or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of the outstanding shares. Control shares do not include shares that the acquiring person is entitled to vote on the basis of prior stockholder approval. A "control share acquisition" means the acquisition of control shares subject to certain exceptions.

     The Charter provides that a person who has made or proposed to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the Board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the holder in respect of such control shares. If no request for a meeting is made, the Charter permits the Company itself to present the question at any stockholders' meeting.

     Pursuant to the Charter, if voting rights are not approved at a stockholders' meeting or if the acquiring person does not deliver an acquiring person's statement, which would disclose certain information about the particular control share acquisition, as required by the Charter, then, subject to certain conditions and limitations set forth in the Charter, the Company may redeem any or all of the control shares, except those for which voting rights have previously been approved, for "fair value." Fair value is determined, without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the holder in respect of such control shares are considered and not approved, and means, for purposes of the redemption, the highest closing sale price during the 30-day period immediately prior to and including the date in question, of a share of such stock on the exchange on which the shares are listed or, if not so listed, the highest closing bid quotation during such 30-day period or, if no such quotations are available, the fair market value as determined by the Board. Under the Charter, if voting rights of the holder in respect of such control shares are approved at a stockholders' meeting and, as a result, the acquirer would be entitled to vote a majority of the shares entitled to vote, then the Charter shall be amended to so state, and all other stockholders will have the rights of dissenting stockholders under the DGCL. The Charter provides that the fair value of the shares for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition, and that certain limitations and restrictions of the DGCL otherwise applicable to the exercise of dissenters' rights do not apply.

     The control share acquisition provisions do not apply to the holder in respect of control shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or if the acquisition is approved or excepted by the Charter or Bylaws prior to a control share acquisition. The control share provisions in the Charter do not apply to Crescent REIT and its affiliates.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Charter provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     While the Charter provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Charter will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     The Charter provides that each person who was threatened to be made a party to or is involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the Charter, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. The Charter also specifically authorizes the Company to maintain insurance and to grant similar indemnification rights to employees or agents of the Company.

     The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that the indemnification is not permitted. The Company also must indemnify and advance expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements and cover officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Charter and Bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board or by the stockholders to alter, limit or eliminate the rights they provide.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     The following exhibits are filed as part of this Registration Statement


          4.1          -- Specimen stock certificate of Crescent Operating, Inc.
                          (Incorporated by reference from Exhibit 4.1 to
                          Registration Statement No. 333-25223).
          4.2          -- Form of Preferred Share Purchase Rights Plan
                          (Incorporated by reference from Exhibit 4.2 to
                          Registration No. 333-25223).
          5            -- Opinion of Shaw, Pittman, Potts & Trowbridge, Counsel for
                          the Company, with respect to the legality of the Common
                          Stock of the Company registered hereunder (Filed
                          herewith.)
         23.1          -- Consent of Arthur Andersen LLP (Filed herewith.)
         23.2          -- Consent of Arthur Andersen LLP (Filed herewith.)
         23.3          -- Consent of Shaw, Pittman, Potts & Trowbridge (Included in
                          its opinion filed as Exhibit 5 to this Registration
                          Statement.)

ITEM 9. UNDERTAKINGS.

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on June 11, 1997.

                                            CRESCENT OPERATING, INC.
                                            a Delaware corporation

                                                  /s/ GERALD W. HADDOCK

                                            ------------------------------------
                                                     Gerald W. Haddock
                                               President and Chief Executive
                                                          Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                        NAME                                         TITLE                    DATE
                        ----                                         -----                    ----

              /s/ RICHARD E. RAINWATER                 Chairman of the Board of           June 11, 1997
-----------------------------------------------------    Directors
                Richard E. Rainwater

                  /s/ JOHN C. GOFF                     Vice Chairman                      June 11, 1997
-----------------------------------------------------
                    John C. Goff

                /s/ GERALD W. HADDOCK                  Director, President and Chief      June 11, 1997
-----------------------------------------------------    Executive Officer (Principal
                  Gerald W. Haddock                      Executive Officer)

                /s/ ANTHONY M. FRANK                   Director                           June 11, 1997
-----------------------------------------------------
                  Anthony M. Frank

               /s/ PAUL E. ROWSEY, III                 Director                           June 11, 1997
-----------------------------------------------------
                 Paul E. Rowsey, III

                 /s/ CARL F. THORNE                    Director                           June 11, 1997
-----------------------------------------------------
                   Carl F. Thorne

               /s/ JEFFREY L. STEVENS                  Treasurer, Secretary and Chief     June 11, 1997
-----------------------------------------------------    Financial Officer (Principal
                 Jeffrey L. Stevens                      Financial Officer and Director)

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------
           4.1           -- Specimen stock certificate of Crescent Operating, Inc.
                            (Incorporated by reference from Exhibit 4.1 to
                            Registration Statement No. 333-25223)
           4.2           -- Form of Preferred Share Purchase Rights Plan
                            (Incorporated by reference from Exhibit 4.2 to
                            Registration Statement No. 333-25223)
           5             -- Opinion of Shaw, Pittman, Potts & Trowbridge as to the
                            legality of the Securities being registered by Crescent
                            Operating, Inc. (Filed herewith.)
          23.1           -- Consent of Arthur Andersen LLP (Filed herewith.)
          23.2           -- Consent of Arthur Andersen LLP (Filed herewith.)
          23.3           -- Consent of Shaw, Pittman, Potts & Trowbridge (included in its opinion filed as Exhibit 5 to this Registration
                            Statement).